EXHIBIT 21.1
Subsidiaries of ReGen Biologics, Inc.

STATE OF
SUBSIDIARY NAME	INCORPORATION

RBio, Inc.
DBA ReGen Biologics, Inc.	Delaware
ReGen Biologics AG	Appenzell, Switzerland